FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated December 6, 2021	Registration No. 333-239650
Registration No. 333-239650-08

*Pricing Details* Carvana Auto Receivables Trust 2021-N4 (CRVNA 2021-N4)

ACTIVE BOOKRUNNERS (A-1 - N) : BNP Paribas (str), Citi, Wells Fargo

ACTIVE BOOKRUNNERS (R) : BNP Paribas (str), Baird, Credit Suisse

PASSIVE BOOKRUNNERS (A-1 - N) : Credit Suisse, DB

CO-MANAGER : Baird

Exp.Ratings

CLS	AMT(MM)	Offered(MM)	WAL*		Exp.Ratings(S/D/K)	BENCH	SPREAD	YLD%	CPN	$PRICE
A-1	$172.560	$163.932	0.86		AAA/AAA/AAA	EDSF	+45	0.841%	0.83%	$99.99188
A-2	$63.880	$60.686	3.49		AAA/AAA/AAA	IntS	+62	1.809%	1.80%	$99.99253
B	$55.200	$52.440	1.39		AA/AA(H)/AA+	EDSF	+62	1.244%	1.24%	$99.99893
C	$55.660	$52.877	2.06		A/A(H)/A+	IntS	+85	1.727%	1.72%	$99.99836
D	$56.580	$53.751	2.77		BBB/BBB(H)/BBB+	IntS	+125	2.317%	2.30%	$99.98425
E	$56.120	$53.314	3.82		NR/BB/BB	IntS	+335	4.579%	4.53%	$99.97944
**N	$21.160	$20.102	0.63	**	NR/BB(L)/BB	EDSF	+270	3.014%	2.99%	$99.99676
**R	[privately placed]

*	Based on 1.5 ABS Pricing Speed to 2% Call
**	Based on Case 2 collateral assumptions outlined in the Class N and Certificate PPMs attached

-Deal Summary-

Rated Notes Issued Amount : $481.160MM *No Grow*

Rated Notes Offered Amount : $457.102MM *No Grow*

Exp. Pricing : Priced

Exp. Settle : 12/15/2021

Offering Format : A-1 - D: Public | E, N and R: 144A/Reg S

First Pay Date : 01/10/2022

ERISA : A-1 - D: Yes | E, N and R: No

Exp. Ratings : S/D/K

Min Denoms : A-1 - D: $1k x $1k

E: $1.50mm x $1k

N: $1.00mm x $1k

R: [Privately Placed]

BBG Ticker : CRVNA 2021-N4

Active Bookrunners (A-1 - N): BNP Paribas, Citibank, Wells Fargo

Passive Bookrunners (A-1 - N): CS, Deutsche Bank

Co-Manager: Baird

Active Bookrunners (R): BNP Paribas, Baird, CS

B&D: BNP Paribas

-Available Information-

*

Preliminary Prospectus, Preliminary Class E OM, Preliminary Class N OM, Preliminary Certificate PPM, FWP, CDI File and SSS File (attached). Investor presentation and performance data file are available on DealRoadshow.

*	Intex Deal Name: bpcrvna21n4_mkt Password: VAJA
*	Link: https://dealroadshow.finsight.com/ Passcode: CRVNA2021N4

This message is for information purposes only. Do not disclose, distribute or reproduce without BNP Paribas’ written permission. Nothing herein constitutes a confirmation of trade terms, an offer or advice. BNP Paribas does not guarantee the accuracy or completeness of any information contained herein and accepts no fiduciary duty or liability for any loss in relation hereto. Any opinion or forecast herein is subject to change and should not be considered objective or unbiased. This summary information is not a research report nor prepared by BNP Paribas’ Research area. This message is not intended for retail clients nor for use by any person or entity in any jurisdiction where the distribution or use of such information would be contrary to relevant laws or regulations. For a full description of the securities detailed above, reference should be made to the related prospectus or other offering document. The securities detailed above have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, United States persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. BNP Paribas Securities Corp., a subsidiary of BNP Paribas, is a U.S. broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange.

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